Exhibit 99.1

NORWOOD FINANCIAL CORP

ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – SEPTEMBER 17, 2021

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (the “Company”) (NASDAQ Global Market: NWFL) and its subsidiary, Wayne Bank, today announced that the Board of Directors declared a $.26 per share cash dividend payable on November 1, 2021 to shareholders of record as of October 15, 2021. The $.26 per share equals the per share dividend declared in the prior quarter and represents a 4.0% increase over the cash dividend declared in the third quarter of 2020.

Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend. It reflects the Company’s financial strength and strong capital position which has contributed to our solid performance.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fourteen offices in Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. As of June 30, 2021, the Company had total assets of $2.0 billion, loans outstanding of $1.4 billion, total deposits of $1.7 billion and total capital of $200.5 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of risks and uncertainties which may cause actual results to differ materially from those currently anticipated, and therefore readers should not place undue reliance on any forward looking statements. Those risks and uncertainties include, but are not limited to, our ability to pay or increase cash dividends in the future, the continued financial strength, solid performance and strong capital position of the Company, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the potential adverse impact the COVID-19 pandemic may have on the Company’s financial condition and results of operations, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto. The Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com